                          MEMORANDUM OF UNDERSTANDING


     WHEREAS, Maxtor Corporation ("Maxtor" or the "Company"), a Delaware corporation which manufactures, designs and markets magnetic and optical data storage products, had, as of August 4, 1995, over 52,000,000 shares of common stock outstanding held by 1,827 shareholders of record;



     WHEREAS, on November 2, 1995, Maxtor entered into an Agreement and Plan of Merger (the "Merger Agreement") with Hyundai Electronics America, a California corporation ("Hyundai America" or "HEA"), and Hyundai Acquisition, Inc., a wholly owned subsidiary of HEA ("Hyundai Acquisition"), pursuant to which Hyundai Acquisition would commence a cash tender offer (the "Offer") to purchase all outstanding shares of the Company's Common Stock;


     WHEREAS, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, Hyundai Acquisition will merge with and into the Company (the "Merger"), and each share of the Company's Common Stock not purchased in the Offer (other than any shares owned by the Company or any of its subsidiaries, Hyundai Acquisition or any of its subsidiaries and any dissenting stockholders) will be converted into the right to receive $6.70 per share in cash, without interest;

     WHEREAS, the following putative class action lawsuits challenging the Offer and the Merger and the independence of the Board of Directors of Maxtor were filed by stockholders of Maxtor ("plaintiffs") in the Court of Chancery of the State of Delaware in and for New Castle County (the "Court of Chancery") on behalf of unspecified classes of holders of Maxtor common stock:

        Wacholder v. Gallo, C.A. No. 14668 (Del. Ch.);

        Barrington v. Gallo, C.A. No. 14711 (Del. Ch.); and


        Silber v. Maxtor Corp., C.A. No. 14708 (Del. Ch.)



(such lawsuits being collectively referred to herein as the "Actions") and the following lawsuit was filed in California Superior Court in the County of Santa Clara;



        Campanella v. Maxtor Corp., C.A. No. CV753578 (such lawsuit being referred to herein as the "California Action"); and



     WHEREAS, on December 13, 1995, plaintiffs filed an Amended Consolidated Complaint in Civil Action No. 14668, challenging the Offer and the Merger, the independence of the Board of Directors of Maxtor and the adequacy of disclosures made in connection with the Offer and the Merger (the "Consolidated Action"), and a proposed Order of Consolidation consolidating the Actions into the Consolidated Action and such Order was granted on December 14, 1995;


     NOW, THEREFORE, after taking certain informal discovery and engaging in extended arm's length negotiations, the parties to the Consolidated Action and the California Action, by their respective attorneys, have reached an agreement in principle providing for the settlement of the Consolidated Action and the dismissal of the California Action on the terms and subject to the conditions set forth below (the "Settlement"):

     1. In full settlement of any and all claims whatsoever which have been or could have been made in the Consolidated Action and the California Action, all of which claims shall be released and discharged:


          a. Subject to the various conditions set forth in para. 4 hereof, Maxtor, HEA and Hyundai Acquisition have agreed to cause to be disseminated to the stockholders of Maxtor the additional and supplemental disclosure substantially in the form set forth in Exhibit A hereto, such disclosure to be mailed to stockholders as soon as practicable.


          b. Counsel for plaintiffs in the Consolidated Action have stated that in the event the Court of Chancery approves the Settlement and the dismissal of the Consolidated Action with prejudice, counsel for plaintiffs in the Consolidated Action intend to petition the Court of Chancery for a total award of attorneys' fees in an amount not to exceed $290,000 plus expenses actually and reasonably incurred in the Consolidated Action in an amount not to exceed $25,000. Defendants will not object to plaintiffs' application for fees and expenses, to be paid jointly by Maxtor and HEA, if such application does not exceed the foregoing amount. Any attorneys' fees and expenses awarded by the Court of Chancery to plaintiffs' counsel in the Consolidated Action shall not be final or payable until the Effective Date (as defined in paragraph 6, below) of the Settlement, and shall be inclusive of any attorneys' fees and expenses otherwise awardable in the California Action which, as set forth below, shall be dismissed with prejudice and without any application for fees or expenses being made.



     2. The parties to the Consolidated Action will use their best efforts to complete the confirmatory discovery contemplated by paragraph 4 hereof and to agree upon, execute and present to the Court of Chancery, on or before March 1, 1996, or such later date as the parties may agree to in writing, a formal Stipulation of Settlement and such other documents as may be necessary and appropriate in order to obtain the prompt approval by the Court of Chancery of the Settlement and the dismissal with prejudice of the Consolidated Action and the California Action in the manner contemplated herein and by the Stipulation of Settlement. Pending the negotiation and execution of the Stipulation of Settlement, all proceedings in the Consolidated Action and the California Action, except for settlement-related proceedings pursuant to this Memorandum of Understanding in the Consolidated Action, shall be suspended.


     3.  The Stipulation of Settlement expressly will provide, inter alia:


          a. for the temporary and then final certification of the Consolidated Action, for settlement purposes only, as a class action pursuant to Chancery Court Rules 23(b)(1) and (b)(2), consisting of all holders of common stock of Maxtor as of the close of business on February 3, 1994 through and including the date of execution of the Stipulation of Settlement, including their successors in interest, legal representatives, heirs, assigns or transferees, immediate and remote, and excluding defendants and their affiliates (the "Class");



          b. for the complete discharge, settlement and release of, all claims, rights, demands, causes of action, suits, matters and issues, whether known of unknown (collectively, "Claims"), that have been, could have been, or in the future might be asserted in the Consolidated Action and the California Action or in any court or proceeding (including but not limited to any claims arising under federal or state law relating to alleged breach of any duty, disclosure, nondisclosure, fraud, negligence or otherwise) by any members of the Class, including individual, class, derivative, representative, legal, equitable or any other type based upon or relating in any manner to the allegations, transactions, matters or occurrences, representations or omissions, or any series thereof, involved, set forth, referred to in any way in the Consolidated Action or the California Action, and including without limitation, any claims in any way related to the Offer, the Merger and the Merger Agreement against any of the defendants in the Consolidated Action or the California Action, their families, parent entities, affiliates, associates or subsidiaries and each of their respective present or former officers, directors, stockholders, agents, employees, attorneys, representatives, advisors, investment bankers, commercial bankers, trustees, general and limited partners and partnerships, heirs, executors, personal representatives, estates, administrators, successors and assigns (collectively, the "Settled Claims");



          c. that defendants have denied, and continue to deny, that any of them have committed or have threatened to commit any violations of law or breach of duty to the plaintiffs, the Class or anyone;



          d. that defendants are entering into the Stipulation of Settlement solely because the proposed Settlement would eliminate the distraction, burden and expense of further litigation;



          e. that plaintiffs' counsel, having made a thorough investigation of the facts, believe that the proposed settlement is fair, reasonable, adequate and in the best interests of plaintiffs and all members of the Proposed Class;



          f. subject to the Order of the Court of Chancery, pending final determination of whether the Settlement provided for in the Stipulation of Settlement should be approved, that plaintiffs and all members of the Class, or any of them, agree not to commence, prosecute, instigate or in any way participate in the commencing or prosecution of any of the Settled Claims against any of the defendants; and

          g. that the plaintiff in the California Action will intervene in the Consolidated Action prior to its dismissal and will seek the dismissal with prejudice and without costs or attorneys' fees of the California Action immediately upon the approval of the settlement by the Delaware Court of Chancery.



     4. The Settlement contemplated by this Memorandum of Understanding will not be binding upon any party until, and is otherwise subject to:



          a. the completion by plaintiffs in the Consolidated Action of such documentary discovery and/or oral depositions or interviews as reasonably are requested by them and agreed to by the respective party from whom discovery is requested (the scope of such discovery having been discussed generally by counsel prior to the execution of this Memorandum of Understanding) to confirm the fairness of the proposed settlement;



          b. a Stipulation of Settlement (and such other documentation as may be required to obtain final approval by the Court of Chancery of the Settlement) has been executed by counsel for the parties to the Consolidated Action, which Stipulation of Settlement shall include a provision permitting defendants to terminate the Settlement if, prior to the Effective Date, any action is pending in any state or federal court which raises any Settled Claims against any of the defendants in the Consolidated Action;



          c.  the closing of the Offer and the Merger;



          d. final approval by the Court of Chancery of the Settlement (and the exhaustion of possible appeals, if any); the dismissal of the Consolidated Action by the Court of Chancery with prejudice and without awarding costs to any party (except as provided herein) having been obtained; and the dismissal with prejudice of the California Action without the award of any costs or fines whatsoever, and



          e. plaintiffs providing a release executed by plaintiffs' counsel and releasing all defendants in the Consolidated Action and the California Action and releasing all Settled Claims.



     5. This Memorandum of Understanding shall be null and void and of no force and effect should any of the conditions set forth in paragraph 4 above not be met or should plaintiffs' counsel in the Consolidated Action determine in good faith that, based upon discovery pursuant to paragraph 4(a) hereof, the proposed Settlement is not fair, reasonable and adequate; in such event, this Memorandum of Understanding shall not be deemed to prejudice in any way the positions of the parties with respect to the Consolidated Action or the California Action nor to entitle any party to the recovery of costs and expenses incurred to implement this Memorandum of Understanding.



     6. The Effective Date of the Settlement shall be the date on which the Order of the Court of Chancery approving the Settlement becomes final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, lapse of time or otherwise, except that for purposes of determinating the date on which any Court awarded fee is due and owing to plaintiffs' counsel (and for no other purpose), the Effective Date shall be the later of the date the Settlement becomes final and no longer subject to further review, five (5) days after the California Action is dismissed with prejudice and without the award of any costs or attorneys' fees whatsoever, or five (5) days from the date when the order of the Court of Chancery granting the application of plaintiffs' counsel in the Consolidated Action for an award of fees and expenses has become final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, lapse of time or otherwise.



     7. Except as provided herein, defendants shall bear no other expenses, costs, damages or fees alleged or incurred by any named plaintiffs, by any member of the Class, or by any of their attorneys, experts, advisors, agents or representatives.



     8. Neither this Memorandum of Understanding nor the provisions contained herein shall be deemed a presumption, concession or an admission by any defendants in the Consolidated Action or the California Action of any default, liability or wrongdoing as to any facts or claims alleged or asserted in the Consolidated Action or the California Action, or any other actions or proceedings, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Consolidated Action or the California Action or in any other action or proceeding, whether civil, criminal or administrative.


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


     9. This Memorandum of Understanding constitutes the entire agreement among the parties with respect to the subject matter hereof, and may not be amended or any of its provisions waived except by a writing signed by all the signatories hereto.



     10. This Memorandum of Understanding and the Settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.



     11. This Memorandum of Understanding may be executed in counterparts by any of the signatories hereto, and as so executed shall constitute one agreement. Upon execution of this Memorandum of Understanding by plaintiffs and defendants in the Consolidated Action and the California Action, such Memorandum of Understanding shall be binding as to such parties.



     12. The named plaintiffs and their counsel in the Consolidated Action and the California Action represent and warrant that the named plaintiffs are each a shareholder of Maxtor, and were shareholders at all times relevent hereto.



     13. The named plaintiffs and their counsel in the Consolidated Action and the California Action represent and warrant that none of plaintiffs' claims or causes of action referred to in this Memorandum of Understanding have been assigned, encumbered or in any manner transferred in whole or in part.



     14. The named plaintiffs and their counsel in the Consolidated Action and the California Action represent and warrant that they have not filed any other litigation challenging any of the Settled Claims, and are not aware of any such litigation.



     15. The named plaintiffs and their counsel in the Consolidated Action and the California Action have determined that the Delaware Court of Chancery is the proper forum for the prosecution and settlement of this litigation.



     16. This Memorandum of Understanding shall be binding upon and shall inure to the benefit of the parties and their respective present or former parent entities, affiliates, agents, executors, heirs and assigns.


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


     17. The parties to this Memorandum of Understanding agree (a) to use their best efforts to achieve the expedited dismissal of the Consolidated Action and the California Action in accordance with the terms of this Memorandum of Understanding and (b) to cause the timely occurrence of all events, transactions, or other circumstances described herein.


OF COUNSEL:               ------------------------------------------------------

                                            Pamela S. Tikellis



Wolf Haldenstein Adler Freeman & Hartz LLP


Jeffrey G. Smith


Neil L. Zola


270 Madison Avenue


New York, New York 10016


(212) 545-4600


Chimicles Jacobsen & Tikellis


One Rodney Square


P.O. Box 1035


Wilmington, Delaware 19899


(302) 656-2500


Attorneys for Plaintiff


Nathan Silber


Law Offices of Edlestein & Fasgenburg

Adam Edelstein


26 Court Street, Suite 1503


Brooklyn, NY 11241


(718) 625-3500



OF COUNSEL:               ------------------------------------------------------


                                            Norman M. Monhait



Kaufman Malchman Kirby & Squire, LLP


919 Third Avenue


New York, New York 10022


(212) 371-6600


Law Offices of Curtis V. Trinko


310 Madison Avenue, 14th Floor


New York, New York 10017


(212) 490-9500


Rosenthal, Monhait, Gross & Goddess


First Federal Plaza


P.O. Box 1070


Wilmington, Delaware 19899


(302) 656-4433


Attorneys for Plaintiffs


Elaine Wacholder and


Cynthia Allison Barrington


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

                                            ------------------------------------

                                            Lionel Z. Glancy

                                            Law Offices of Lionel Z. Glancy
                                            1299 Ocean Avenue, Suite 323

                                            Santa Monica, California 90401-1041

                                            (310) 319-3277

                                            Attorneys for Plaintiff


                                            Anthony Campanella, Jr.


                                            ------------------------------------

                                            Gregory V. Varallo


                                            Richards, Laytton & Finger


                                            One Rodney Square

                                            P.O. Box 551
                                            Wilmington, Delaware 19899
                                            (302) 658-6541
                                            Attorneys for Defendants
                                            Gregory M. Gallo, Charles Hill,

                                            Ryal R. Poppa and Charles F. Christ


                                            ------------------------------------
                                            Steven J. Balick

                                            Ashby & Geddes

                                            One Rodney Square, #302

                                            P.O. Box 1150 Wilmington, Delaware
                                            19899

                                            (302) 654-1888

                                            Attorneys for Defendants

                                            Maxtor Corporation,
                                            I.B. Jeon, C.S. Park, Richard

                                            P. Belanson, and M.H. Chung



OF COUNSEL:               ------------------------------------------------------


                                            Marc B. Tucker


                                            Cathy J. Testa



McCutchen, Doyle, Brown & Enersen

Three Embarcadero Center
San Francisco, CA 94111-4066

Skadden Arps Slate Meagher & Flom

One Rodney Square
P.O. Box 636

Wilmington, Delaware 19899


Attorneys for Defendant

Hyundai Electronics Industries

Co., Ltd., Hyundai Electronics America,


and Hyundai Acquisition, Inc.



Dated: December 18, 1995


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